                        PROMISSORY NOTE A


$160,000,000                                          New York, New York
                                                      February 10, 1997


          FOR VALUE RECEIVED WATER TOWER JOINT VENTURE, an Illinois general partnership, as maker, having its principal place of business at 900 North Michigan Avenue, Chicago, Illinois 60611 ("Borrower"), hereby promises to pay to the order of LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, d/b/a LEHMAN CAPITAL, A DIVISION OF LEHMAN BROTHERS HOLDINGS INC., as lender, having an address at Three World Financial Center, New York, New York 10281 ("Mortgagee"), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of One Hundred Sixty Million and 00/100 Dollars ($160,000,000), or so much thereof as is advanced pursuant to the terms of this Note, in lawful money of the United States of America with interest thereon to be computed from the date of this Note at the Applicable Interest Rate (defined below), and to be paid in installments as set forth herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Mortgage (defined below).

                    ARTICLE 1.  PAYMENT TERMS

     Borrower shall make a payment of $554,166.67 on March 1, 1997 and an Adjusted Monthly Payment (hereinafter defined) on April 1, 1997, and on the first day of each calendar month thereafter up to and including the month immediately preceding the month in which the Maturity Date (hereinafter defined) occurs, or any extension thereof as set forth herein, each of the payments to be applied to the payment of interest computed at the Applicable Interest Rate and the outstanding balance of the principal sum and all accrued and unpaid interest thereon shall be due and payable on the Maturity Date (or any extension thereof as set forth herein). Interest on the advanced and outstanding principal sum of this Note shall be calculated on the basis of a three hundred sixty (360) day year based on twelve (12) thirty (30) day months except that interest due and payable for a period of less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said 360-day year, unless such calculation would result in a usurious rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be.

          The term "Maturity Date" shall mean February 1, 1999. Borrower shall be entitled to two (2) one year extensions of the Maturity Date provided
(a) no Event of Default (defined herein) shall have occurred and be continuing on the Maturity Date (or any extension thereof as set forth herein),
(b) Borrower shall pay to Mortgagee a fee prior to each extension equal to .1% of the sum of the outstanding principal balance of this Note on the
Maturity Date (or any extension thereof as set forth herein) and (c) Borrower shall deliver written notice requesting an extension to Mortgagee at least thirty (30) days prior to the Maturity Date (or any extension thereof as set forth herein).

                               ARTICLE 2.  INTEREST

          For purposes of this Note, the following terms shall have the following meanings:

          The term "Adjusted Monthly Payment" shall mean a payment, sufficient to pay interest on the then outstanding principal balance of this Note at the Applicable Interest Rate then in effect. The Adjusted Monthly Payment shall be calculated as of each Adjustment Date based on the Applicable Interest Rate in effect on such date and payable in arrears for each Interest Period.

          The term "Adjustment Date" shall mean two London Banking Days prior to the first day of an Interest Period.

          The term "Applicable Interest Rate" shall mean the lesser of (a)
(i) from the date of this Note through and including February 28, 1997, an interest rate equal to 6.5625% per annum and (ii) from and including
March 1, 1997 through and including the Maturity Date or any extension thereof as set forth herein, an interest rate equal to LIBOR plus the Increment and
(b) the Highest Lawful Rate.

          The term "Financial Reporting Date" shall mean the date which is sixty (60) days after the end of each fiscal quarter of Borrower, except for Borrower's fourth fiscal quarter, in which case the term shall mean the date which is ninety (90) days after the end of such quarter.

          The term "GAAP" shall mean United States generally accepted accounting principles on the date hereof and as in effect from time to time during the term of this Note.

          The term "Highest Lawful Rate" as used herein shall mean, with respect to the Mortgagee, the maximum nonusurious interest rate, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Debt (defined below) under laws applicable to the Mortgagee that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

          The term "Increment" shall mean, for any Interest Period, 1.125% per annum, except during an Increment Adjustment Period, in which case "Increment" shall mean 1% per annum.

          The term "Increment Adjustment Event" shall mean that Mortgagee shall have determined, following receipt of an Increment Adjustment Request, that the NOI/Debt Index is equal to or exceeds .13.

          The term "Increment Adjustment Period" shall mean a period beginning the sixth (6th) Business Day following a Request Date (defined herein) to, but not including, the sixth (6th) Business Day following a Recalculation Date (defined herein). For purposes of this definition only, (i) the term "Request Date" shall mean only those Request Dates following which Lender determines an Increment Adjustment Event has occurred and no Event of Default has occurred and is continuing as of the date the Increment Adjustment Period is set to begin and (ii) the term "Recalculation Date" shall mean only those Recalculation Dates following which Lender determines an Increment Adjustment Event is not in effect.

          The term "Increment Adjustment Request" shall mean a written notice from Borrower to Mortgagee requesting a determination of the NOI/Debt Index by Mortgagee, accompanied by such financial documentation as is necessary to determine the NOI/Debt Index.

          The term "Interest Period" shall mean each one month calendar period beginning March 1997.

          The term "LIBOR" shall mean, for an Interest Period, (a) the LIBOR Index Rate, if such rate is available and (b) if the LIBOR Index Rate cannot be determined, the average rate of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered at 11:00 a.m. on the first day of such Interest Period by major banks in the interbank eurodollar market for delivery on the first day of such Interest Period and for a one month period in an amount equal to the sum of the then outstanding principal amounts of this Note and the Other Note (defined herein). Each determination of LIBOR made by Mortgagee shall be final and conclusive absent manifest error.

          The term "LIBOR Index Rate" shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one month period approximately corresponding to the sum of the then outstanding principal amounts of this Note and the Other Note, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the Adjustment Date.

          The term "London Banking Date" shall mean a day on which dealings in deposits in United States dollars are transacted in the London interbank market.

          The term "Net Operating Income" shall mean, with respect to the Property (defined below), Rents less Operating Expenses.

          The term "NOI/Debt Index" shall mean, for each applicable period, a fraction, the numerator of which shall be Net Operating Income for such period, and the denominator of which shall be the sum of the outstanding principal balance of this Note and the Other Note at the time the calculation of NOI/Debt Index is made for such period.

          The term "Operating Expenses" shall mean, with respect to the Property, for the two full fiscal quarters of Borrower occurring immediately prior to the determination of Net Operating Income, to be calculated on an annualized basis (and shall include the pro rata portion for such period of all such expenses attributable to, but not paid during, such period), all expenses to be paid or payable, as determined on an accrual basis in accordance with GAAP by Borrower, including without limitation: (i) expenses for cleaning, repair, maintenance, decoration and painting of the Property (including, without limitation, parking lots and roadways), net of any insurance proceeds in respect of any of the foregoing; (ii) wages
(including overtime payments), benefits, payroll taxes and all other related expenses for Borrower's on-site personnel, up to and including
(but not above) the level of the on-site manager, engaged in the repair, operation and maintenance of the Property and service to tenants and on-site personnel engaged in audit and accounting functions performed by Borrower;
(iii) management fees pursuant to the Management Agreement; (iv) the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and the cost of building and cleaning supplies; (v) rent, liability, casualty and fidelity, liability, worker's compensation and other insurance premiums; (vi) legal, accounting and other professional fees and expenses; (vii) the cost of all equipment to be used in the ordinary course of business, which is not capitalized in accordance with GAAP; (viii) real estate, personal property and other taxes; (ix) advertising and other marketing costs and expenses; (x) casualty losses to the extent not reimbursed by an independent third party; and (xi) all other amounts paid during such period in respect of items which in accordance with generally accepted accounting principles would be included in the Borrower's annual financial statements for such period or any other period as operating expenses of the Property and are reasonably expected by the Borrower to be regularly recurring operating expenses of the Property and not separately deducted in the definition of Net Operating Income.

          Notwithstanding the foregoing, Operating Expenses shall not include
(i) depreciation or amortization or any other non-cash item of expense, (ii) interest, principal, fees, costs and expense reimbursements of the loan evidenced by this Note and the Other Note but not in exercising any of Borrower's rights under this Note, the Other Note, the Mortgage or the Other Security Documents; (iii) income taxes, (iv) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with and allocable to the issuance of the Notes or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of insurance or condemnation proceeds which are applied to prepay any of the Notes; (v) the cost of leasehold improvements and tenant improvements, leasing commissions, any other expenditures on behalf of tenants under Leases (except to the extent, and only to the extent, that reimbursement from tenants under Leases for such items is included in Net Operating Income), any Equipment (except to the extent, and only to the extent that the proceeds from the sale of the Equipment being replaced thereby are included in Net Operating Income) and any capital expenditures; (vi) any item of expense which otherwise would be considered within Operating Expenses pursuant to the provisions above but is paid directly by tenants under any Lease; (vii) amounts paid in consideration of any modification, amendment, supplement, waiver, renewal, or termination of any Lease; (viii) all amounts paid or expense incurred under any Lease of an anchor department store; (ix) fees and expenses of the Mortgagee (if any) paid by the Borrower pursuant to the Mortgage; and (x) any expenditure which is properly treatable as a capital item under GAAP.

          The term "calculated on an annualized basis", as used in this definition, shall mean determining Operating Expenses for two full fiscal quarters of Borrower in accordance with this definition and multiplying such figure by two (2).

          The term "Rents" shall mean, with respect to the Property, for the two full fiscal quarters of Borrower occurring immediately prior to the determination of Net Operating Income, all income, rents, additional rents, revenues, issues and profits (including all oil and gas or other mineral royalties and bonuses) and all pass-throughs and tenants' required contributions for taxes, maintenance costs, tenant improvements, leasing commissions, capital expenditures and other items from the Leases affecting the Property, including any rent loss or business interruption insurance proceeds, to be calculated on an annualized basis and determined on an accrual basis in accordance with GAAP.

          Notwithstanding the foregoing, Rents shall not include (i) any condemnation or insurance proceeds (excluding rent or business interruption insurance proceeds), (ii) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any portion of the Property,
(iii) amounts received from tenants as security deposits unless applied in accordance with the terms of a Lease, (iv) interest income and (v) any type of income otherwise included in Net Operating Income but paid directly by any tenant to a Person other than Borrower or its agents or representatives.

          The term "calculated on an annualized basis", as used in this definition, shall mean determining the Rents for two full fiscal quarters of Borrower in accordance with this definition and multiplying such figure by two (2).

          The term "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits or, if there is no such replacement, such other service or services as may be nominated by the British Bankers Association from time to time for the purpose of displaying London interbank offered rates.

          Borrower shall not make an Increment Adjustment Request more frequently than once per fiscal quarter. Upon receipt of an Increment Adjustment Request, Mortgagee shall calculate the NOI/Debt Index in its reasonable discretion, and Borrower shall deliver such additional financial documentation as Mortgagee may reasonably request in order to make its determination. Mortgagee shall within five (5) Business Days of the later of its receipt of the Increment Adjustment Request or any further financial documentation reasonably required by Mortgagee (the "Request Date") notify Borrower of its determination of the NOI/Debt Index and whether an Increment Adjustment has occurred.

          If Mortgagee determines that an Increment Adjustment Event has occurred, Mortgagee shall thereafter recalculate the NOI/Debt Index in its reasonable discretion on a quarterly basis in conjunction with Borrower's delivery to Lender of quarterly (or, in the case of the fourth quarter of Borrower's fiscal year, annual) financial documentation in accordance with
Section 18 of the Mortgage and Borrower shall deliver such additional financial documentation as Mortgagee may reasonably request in order to make its determination. Mortgagee shall within five (5) Business Days of the later of Mortgagee's receipt of quarterly financial documentation in accordance with
Section 18 of the Mortgage or its receipt of any further financial documentation reasonably required by Mortgagee (the "Recalculation Date") notify Borrower whether it has determined that the NOI/Debt Index is less than .13 and therefore an Increment Adjustment Event is no longer in effect.

          Notwithstanding anything in this Note to the contrary, in the event Mortgagee determines the NOI/Debt Index after the fifth (5th) Business Day following a Request Date or Recalculation Date, as the case may be, a determination resulting in a change in the Increment shall relate back to the sixth (6th) Business Day following the Request Date or Recalculation Date, as the case may be, provided, however, that if Borrower fails to deliver quarterly financial documentation in accordance with Section 18 of the Mortgage by the Financial Reporting Date and Mortgagee subsequently determines that the Increment Adjustment Event is no longer in effect, the change in the Increment shall relate back to such Financial Reporting Date.

              ARTICLE 3.  DEFAULT AND ACCELERATION

          (a) The whole of the principal sum of this Note, (b) the whole of the principal sum of the Other Note, (c) accrued and unpaid interest, default interest, late charges and other sums, as provided in this Note, the Other Note, the Mortgage or the Other Security Documents (defined below), (d) all other monies agreed or provided to be paid by Borrower in this Note, the Other Note, the Mortgage or the Other Security Documents, (e) all sums advanced by the Mortgagee pursuant to the Mortgage to protect and preserve the Property and the lien and the security interest created thereby, and (f) all sums advanced and costs and expenses incurred by Mortgagee pursuant to the Mortgage or the Other Security Documents in connection with the Debt (defined below) or any part thereof, any renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower or Mortgagee (all the sums referred to in (a) through (f) above shall collectively be referred to as the "Debt") shall without notice become immediately due and payable at the option of Mortgagee upon an Event of Default.

                  ARTICLE 4.  DEFAULT INTEREST

          Borrower does hereby agree that upon the occurrence of an Event of Default, Mortgagee shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at a rate (the "Default Rate") equal to (i) the Applicable Interest Rate plus three percent (3%) or (ii) the Highest Lawful Rate, whichever is lower. The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt, and shall be deemed secured by the Mortgage. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Mortgagee by reason of the occurrence of any Event of Default.

                     ARTICLE 5.  PREPAYMENT

          The principal balance of this Note may be prepaid, in whole or in part, upon: (i) not less than 10 days prior written notice (the "Prepayment Notice") to Mortgagee specifying the scheduled payment date on which prepayment is to be made (the "Prepayment Date"); (ii) payment of all accrued and unpaid interest on the outstanding principal balance of this Note being prepaid to and including the Prepayment Date; and (iii) payment of all other sums then due under this Note, the Other Note, the Mortgage and the Other Security Documents. Borrower shall be permitted to revoke a Prepayment Notice by delivering written notice of such revocation at any time prior to the Prepayment Date. In addition to the foregoing right to prepay this Note in full, Borrower shall have the right to purchase this Note upon the terms and conditions set forth in this Article 5, provided, however, that Borrower shall be further required to purchase the Other Note simultaneously with the purchase of this Note.

          Mortgagee shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by all sums due in connection therewith.

          Notwithstanding the first paragraph of this Article 5, Mortgagee shall apply all prepayments of principal otherwise satisfying the conditions of this Article 5 towards the reduction of the principal balance and any other sums owing under the Other Note prior to applying the balance of such prepayment, if any, to the reduction of principal and any other sums owing under this Note.

                      ARTICLE 6.  SECURITY

          This Note is secured by the Mortgage and the Other Security Documents (defined below). The term "Mortgage" as used in this Note shall mean that certain Mortgage, Assignment of Leases and Rents and Fixture Filing dated the date hereof given by LASALLE NATIONAL TRUST, N.A., successor to LaSalle National Bank and a national banking association not personally but as land trustee under Trust Agreement dated June 10, 1970 and known as Trust No. 40940 ("Mortgagor") and Borrower to and with Mortgagee covering certain premises located in Cook County, State of Illinois, and other property, as more particularly described therein (collectively, the "Property") and intended to be duly recorded in said County. The Mortgage also secures a certain Promissory Note B made by Borrower and given to Mortgagee in the original principal amount of $10,000,000 (the "Other Note"). The term "Other Security Documents" as used in this Note shall mean all and any of the documents other than this Note and the Mortgage now or hereafter executed by Borrower and/or others and by or in favor of Mortgagee, which wholly or partially secure or guarantee payment of this Note, including, without limitation, the Other Note. Whenever used, the singular number shall include the plural, the plural number shall include the singular, and the words "Mortgagee" and "Borrower" shall include their respective successors, assigns, heirs, executors and administrators.

          All of the terms, covenants and conditions contained in the Mortgage and the Other Security Documents (other than the Other Note) are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

                   ARTICLE 7.  SAVINGS CLAUSE

          This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Mortgagee to either civil or criminal liability as a result of being in excess of the Highest Lawful Rate. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Highest Lawful Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Highest Lawful Rate and all previous payments in excess of the Highest Lawful Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Mortgagee for the use, forbearance, or detention of the Debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the Highest Lawful Rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.

                ARTICLE 8.  INTENTIONALLY DELETED

                   ARTICLE 9.  NO ORAL CHANGE

          This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Mortgagee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

                      ARTICLE 10.  WAIVERS

          Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, notice of intention to accelerate, notice of acceleration, protest and notice of protest and non-payment and all other notices of any kind, other than as expressly provided herein, in the Mortgage or the Other Security Documents. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Mortgage or the Other Security Documents made by agreement between Mortgagee or any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or entity who may become liable for the payment of all or any part of the Debt, under this Note, the Mortgage or the Other Security Documents. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Mortgagee to take further action without further notice or demand as provided for in this Note, the Mortgage or the Other Security Documents. If Borrower is a partnership, the agreements herein contained shall remain in force and applicable, notwithstanding any changes in the individuals comprising the partnership, and the term "Borrower," as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their partners shall not thereby be released from any liability. If Borrower is a corporation, the agreements contained herein shall remain in full force and applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term "Borrower" as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. Nothing in the foregoing sentence shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership which may be set forth in the Mortgage or any Other Security Document.

                      ARTICLE 11.  TRANSFER

          Neither this Note nor any beneficial interest therein may be acquired by or transferred to any Person (a "Prohibited Transferee") if a financing provided by such Person to Borrower in connection with the acquisition or improvement of the Property would meet the criteria of Section 514(c)(9)(B)(v) of the IRC or if such Person is a "party-in-interest" (as defined in Section 3(14) of ERISA) or a disqualified person under Section 4975 of the IRC as to any of the U.S. pension funds which are beneficial owners of Borrower or if such Person is identified under clause (j) below. Without limiting the generality of the foregoing, neither the Note nor any beneficial interest in the Note may be acquired by or transferred to any of the following Persons, each of whom shall be conclusively presumed to constitute a Prohibited Transferee of the Note or a beneficial interest in the Note:

          (a)  ANY EMPLOYEE BENEFIT PLANS (EACH, A "PLAN") INCLUDED IN,
               WITHIN, OR UNDER THE CONTROL OF THE FOLLOWING, provided, however, that a plan shall not be a "Plan" if it no longer owns any interest in Borrower, whether direct or indirect:
                    (i)    Telephone Real Estate Equity Trust;
                    (ii)   Bell South Master Pension Trust;
                    (iii)  AT&T Master Pension Trust;
                    (iv)   HAC Group Trust;
                    (v) Pension Plans of Air Products and Chemicals, Inc. and its subsidiaries;
                    (vi)   Chicago Policemen's Annuity & Benefit Fund;
                    (vii)  Chris-Craft Industries, Inc., Profit Sharing Plan;
                    (viii) Chris-Craft Industries, Inc., Salaried Employees'
                           Pension Plan;
                    (ix)   Illinois State Board of Investment;
                    (x)    Kentucky Retirement Systems;
                    (xi)   Minnesota State Board of Investment;
                    (xii)  Pedersen & Houpt, P.C., Employee Profit Sharing
                           Trust;
                    (xiii) Vulcan Materials Company, Defined Benefit Pension
                           Plans
                    (xiv)  successors of the entities described in (i) through
                           (xiii), above; and
                    (xv) each employee benefit plan which owns an interest in the Borrower, any successor or assign thereof, or in the Property, other than the entities described in
                           (i) - (xiv) above;

     (b)  ANY OF THE FOLLOWING "PREDECESSORS":
                    (i) Water Tower Associates I, an Illinois general partnership;
                    (ii)   Mafco, Inc., a Delaware corporation;
                    (iii) Urban Investment & Development Co., a Delaware corporation;
                    (iv)   Marshall Field & Company, a Delaware corporation;
                    (v) Marban Joint Venture, an Illinois general partnership;
                    (vi) AETNA Life & Casualty Company, a Connecticut corporation;
                    (vii) AETNA Life Insurance Company, a Connecticut corporation;
                    (viii) JMB Realty Corporation, a Delaware corporation;
                    (ix)   Orchard Associates, an Illinois general partnership;
                    (x)    Batus, Inc., a Delaware corporation;
                    (xi) any Person who is treated as the seller of any property owned by Borrower;
                    (xii)  successors of the entities described in (i) through
                           (xi), above; and
                    (xiii) any Person who bears a relationship to any party
                           described in (i) through (xii) above which is described in Sections 267(b) or 707(b) of the IRC;

     (c) ANY EMPLOYER ANY OF WHOSE EMPLOYEES ARE COVERED BY A "PLAN" (AN "EMPLOYER");

     (d)  ANY OWNER, DIRECT OR INDIRECT, OF FIFTY PERCENT (50%) OR MORE OF:
                    (i) THE COMBINED VOTING POWER OF ALL CLASSES OF STOCK ENTITLED TO VOTE OR THE TOTAL VALUE OF SHARES OF ALL CLASSES OF STOCK OF A CORPORATION, OR
                    (ii) THE CAPITAL INTEREST OR THE PROFIT INTEREST OF A PARTNERSHIP, OR

                    (iii)  THE BENEFICIAL INTEREST OF A TRUST OR
                           UNINCORPORATED ENTERPRISE, OR
                    (iv) THE CAPITAL INTEREST OR THE PROFIT INTEREST OF A LIMITED LIABILITY COMPANY,

     WHICH IS EITHER:
               a)   AN EMPLOYER, OR
               b) AN EMPLOYEE ORGANIZATION ANY OF WHOSE MEMBERS ARE COVERED BY A "PLAN" (AN "EMPLOYEE ORGANIZATION");

     (e) ANY CORPORATION, PARTNERSHIP, TRUST OR ESTATE OR LIMITED LIABILITY COMPANY OF WHICH (OR IN WHICH) FIFTY PERCENT (50%) OR MORE OF:
                    (i)    THE COMBINED VOTING POWER OF ALL CLASSES OF
                           STOCK ENTITLED TO VOTE OR THE TOTAL VALUE OF
                           SHARES OF ALL CLASSES OF STOCK OF SUCH CORPORATION,
                    (ii)   THE CAPITAL INTEREST OR THE PROFIT INTEREST OF SUCH
                            PARTNERSHIP,
                    (iii)  THE BENEFICIAL INTEREST OF SUCH TRUST OR ESTATE, OR
                    (iv) THE CAPITAL INTEREST OR THE PROFIT INTEREST OF SUCH LIMITED LIABILITY COMPANY,

     IS OWNED DIRECTLY OR INDIRECTLY, OR HELD BY:
                           A)   A FIDUCIARY, COUNSEL OR EMPLOYEE OF A "PLAN",
                           B)   A PERSON OR ENTITY PROVIDING SERVICES TO A
                                "PLAN",
                           C)   AN EMPLOYER,
                           D)   AN EMPLOYEE ORGANIZATION, OR
                           E)   A PERSON DESCRIBED IN CLAUSE (d) ABOVE;

     (f)  ANY PERSON DESCRIBED IN SUBCLAUSE (A), (B) OR (D) OF CLAUSE (e);

     (g) A MEMBER OF A FAMILY (INCLUDING ANY SPOUSE, ANCESTOR, LINEAL DESCENDANT AND SPOUSE OF A LINEAL DESCENDANT) OF ANY INDIVIDUAL DESCRIBED IN SUBCLAUSE (A), (B), (C) OR (E) OF CLAUSE (e) ABOVE;

     (h) AN EMPLOYEE, OFFICER, DIRECTOR (OR AN INDIVIDUAL HAVING POWERS OR RESPONSIBILITIES SIMILAR TO THOSE OF OFFICERS OR DIRECTORS) OR A TEN PERCENT (10%) OR MORE SHAREHOLDER DIRECTLY OR INDIRECTLY OF ANY EMPLOYEE ORGANIZATION OR OF ANY PERSON DESCRIBED IN CLAUSE (c),
          (d) OR (e) OR SUBCLAUSE (B) OF CLAUSE (e) ABOVE;

                    (i) A TEN PERCENT (10%) OR MORE (IN CAPITAL OR PROFITS) PARTNER OR JOINT VENTURER OF AN EMPLOYEE ORGANIZATION OR A PERSON DESCRIBED IN CLAUSE (c),
                           (d) OR (e);

     (j)  ANY PERSON:
                    (i) IF SUCH PERSON OR ANY "AFFILIATE" OF SUCH PERSON (WITHIN THE MEANING OF SECTION V(c) OF PROHIBITED TRANSACTION CLASS EXEMPTION 84-14 ISSUED BY THE UNITED STATES DEPARTMENT OF LABOR (THE "QPAM EXEMPTION")) HAS ON THE DATE OF SUCH ACQUISITION OR TRANSFER, OR HAS EXERCISED DURING THE IMMEDIATELY PRECEDING ONE YEAR, THE AUTHORITY TO
                           A)   "APPOINT OR TERMINATE", WITHIN THE MEANING OF
                                 THE QPAM EXEMPTION, HEITMAN CAPITAL MANAGEMENT CORPORATION ("HEITMAN") OR ANY SUCCESSOR AS A MANAGER OF ANY OF THE ASSETS OF ANY "PLAN" DESCRIBED IN CLAUSE (A) (i) - (xv), OR
                           B) NEGOTIATE THE TERMS OF A MANAGEMENT AGREEMENT WITH HEITMAN OR ANY SUCCESSOR ON BEHALF OF ANY PLAN DESCRIBED IN CLAUSE (A) (i) - (xv), OR

                    (ii) IF SUCH PERSON IS "RELATED" TO HEITMAN (WITHIN THE MEANING OF SECTION (V)(h) OF THE QPAM EXEMPTION).

          ANY PURPORTED TRANSFER IN CONTRAVENTION OF THE FOREGOING SHALL BE NULL AND VOID AB INITIO.

          NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE ACQUIRED BY OR TRANSFERRED TO TELEPHONE REAL ESTATE EQUITY TRUST AND/OR HAC GROUP TRUST IF, PRIOR TO ANY SUCH TRANSFER, THE APPLICABLE TRANSFEREE DELIVERS TO MORTGAGEE AND BORROWER A CERTIFICATE STATING THAT SUCH TRANSFER WILL NOT IN AND OF ITSELF CONSTITUTE A "NON-EXEMPT PROHIBITED TRANSACTION" WITHIN THE MEANING OF SECTION 4975 OF THE IRC OR SECTIONS 406 THROUGH 408 OF ERISA.

          Upon the transfer of this Note in accordance with the terms set forth in this Article 11, Mortgagee may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Mortgage and the Other Security Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Mortgagee with respect thereto. Mortgagee shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.

              ARTICLE 12.  WAIVER OF TRIAL BY JURY

          BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THIS NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THIS NOTE, THIS NOTE, THE MORTGAGE OR THE OTHER SECURITY DOCUMENTS OR ANY ACTS OR OMISSIONS OF MORTGAGEE, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

                    ARTICLE 13.  EXCULPATION

          (a) Anything contained in this Note, in the Mortgage or the Other Security Documents to the contrary notwithstanding (except for the liability as specifically provided below of the Exculpated Persons), in any claim, demand or action arising under this Note, the Mortgage or the Other Security Documents, the Mortgagee's recourse for the satisfaction of the indebtedness due under this Note and for the payment and performance of all of the obligations and liabilities of the Mortgagor and the Borrower under the Mortgage or the Other Security Documents shall be limited solely to the Mortgagor's and the Borrower's interest in the Property, and none of the Mortgagor, the Borrower or any Principal, nor any of its or their respective successors or assigns, nor any partner (general or limited, or a subpartner at any level), principal, tenant-in-common, officer, director, trustee, beneficiary, shareholder, controlling person, employee, agent or Affiliate of the Mortgagor, the Borrower (or any constituent partner or subpartner thereof) or any Principal, or any of their respective successors and assigns (collectively, "Exculpated Persons") shall be liable in any other respect for
(i) the payment of the principal of, or interest on or premium, if any, on this Note, or (ii) the payment of any other amount due under this Note, the Mortgage or the Other Security Documents, or (iii) for damages for the breach of or any costs or expenses associated with the performance of any of the covenants, obligations, representations and warranties or indemnifications contained herein or in this Note or the Other Security Documents. The Mortgagee agrees that (except as expressly set forth below), in the event it pursues any remedies available to it hereunder or under this Note or the Other Security Documents, the Mortgagee shall not have recourse to the Exculpated Persons for any deficiency, loss or claim for damages resulting therefrom, and none of the property or assets of any of the Exculpated Persons other than the Property or the beneficial interest in the Land Trust shall be subject to levy, execution, garnishment, attachment, foreclosure or other enforcement procedure for the satisfaction of the remedies of the Mortgagee hereunder, under this Note or under the Other Security Documents, but nothing contained herein shall (x) constitute a waiver of any indebtedness evidenced by this Note or secured by the Mortgage or the Other Security Documents, or
(y) be taken to prevent recourse to, or the enforcement of remedies against, the Property in respect of any and all liabilities, obligations and undertakings contained herein or in this Note. In addition, (1) each document which is executed by Mortgagor, Borrower and/or any Exculpated Person pursuant to or in connection with this Note, the Mortgage and/or the Other Security Documents shall either expressly incorporate, or shall be deemed to incorporate, the non-recourse provisions contained in this Article 13, and
(2) Mortgagee shall have no authority under this Note or the Mortgage to act on behalf of Mortgagor and/or Borrower in any manner that would give rise to recourse liability against any Exculpated Person.

          (b) The foregoing limitation of the Mortgagee's recourse shall not apply to any of the following prior to the payment in full of this Note and all other Secured Obligations:

               (i) the application of any Proceeds received by the Borrower or Mortgagor after a casualty or a Taking in a manner other than that required by the terms of the Mortgage (including, by reference in Article 15 of the Mortgage, the terms of the Declaration of Easements and the Condominium Deed); provided, however, that the Mortgagee's recourse shall be limited to the amount of such misapplied Proceeds;

               (ii) simultaneously with the occurrence and during the continuance of a "Default Event" (hereinafter defined), the application by the Borrower or Mortgagor of the rentals under any Lease or of any security deposit under any Lease or of any other issues, income, profits or monies derived by Mortgagor or Borrower from the operation of the Property (including, without limitation, lease termination payments made by Tenants which, as to an Anchor Lease terminated in violation of the terms of the Mortgage, shall include any lease termination payment made by the tenant thereunder, whether before, upon or after the effective date of termination of such Anchor Lease) (collectively "Issues") in a manner other than that required by the terms of Section 20(j) of the Mortgage following and during the continuance of an Event of Default as if such Default Event were an Event of Default (except that prior to the occurrence of an actual Event of Default debt service under a Subordinate Mortgage may be paid), provided, however, that the Mortgagee's recourse shall be limited to the amount of such misapplied Issues; or

               (iii) the commission of a fraudulent act or the making of an intentional misrepresentation by the Borrower, provided, however, that the Mortgagee's recourse shall be limited to the damages sustained by the Mortgagee by virtue of such fraudulent act or intentional misrepresentation.

As used herein, a "Default Event" shall mean (1) an Event of Default, (2) a Default under Section 23(a) which ultimately fails to be waived or cured before the expiration of the applicable cure period, (3) a Default under
Section 23(b) of the Mortgage, or (4) any other Default (a "Non-Debt Service Default") of which Mortgagor and Borrower have been given written notice by Mortgagee.

          (c) Notwithstanding the exceptions to this nonrecourse provision set forth in clause (b) above, (x) the Mortgagee shall not have any recourse with respect to any claim, demand or action arising under this Note, the Mortgage or the Other Security Documents to, except as expressly provided otherwise hereafter, any partner of any partnership, which partner is an individual or a trust for the benefit of an individual or members of a family or a limited partner of such partnership, or any assets of such individual partner, trust or limited partner, and (y) without limitation of the recourse to Borrower, recourse to the partners of the Borrower shall be several (and not joint) and shall be limited as to such partner to the amount of misapplied Issues or misapplied Proceeds received by such partner or the amount of damages caused by such partner's fraud or intentional misrepresentation.

          (d)  Additionally, notwithstanding anything contained in sub-clause
(b)(ii) above, Mortgagee shall not have any recourse with respect to any claim, demand or action arising under this Note, the Mortgage or the Other Security Documents to any Exculpated Person for Issues distributed to such Exculpated Person after notice of and during the continuance of a Non-Debt Service
Default if and only if (A) such Non-Debt Service Default is not a Default described in Section 23(c) of the Mortgage or a Non-Debt Service Default which can be cured by the mere payment of money (unless in each case such Non-Debt Service Default is ultimately waived or cured before the expiration of the applicable cure period), and (B) either (x) such Non-Debt Service Default does not mature into an Event of Default, or (y) whether or not such Non-Debt Service Default matures into an Event of Default, during the applicable cure period (i) the Borrower is diligently pursuing the curing of such Non-Debt Service Default, (ii) Borrower pays all Operating Expenses of the Property (including making adequate provision for the payment of Impositions) and the costs of all capital expenditures incurred by it and pays debt service on this Note, the Other Note and any Subordinate Mortgage, and (iii) Borrower creates adequate reserves for the reasonably foreseeable remaining costs, from time to time, of curing such Non-Debt Service Default and delivers to Mortgagee, within 30 days of Borrower's receipt of the notice of Default, an Officers' Certificate stating the amount of the reserve and the basis therefor, it being expressly agreed that having satisfied the aforesaid requirements, Borrower shall be permitted to distribute any excess Issues to its partners during the applicable cure period and that whether or not such Non-Debt Service Default is cured or the reserves set aside for the curing therefor are, in fact, adequate, neither Borrower nor any other Exculpated Person shall be liable for Issues distributed to the partners of Borrower in accordance with the foregoing.

          (e) In the event that the Mortgagee brings a suit against an Exculpated Person on the basis of one of the exceptions set forth in clause
(b) above and obtains a judgment therefor, such Exculpated Person shall pay the enforcement costs of such action, including reasonable fees of attorneys.

          For purposes of this Article 13, each and every reference to "Mortgagee" (including the possessory thereof) shall mean Mortgagee, its successors and assigns, and all persons and/or entities whose rights under this document arise by, through or under Mortgagee, its successors and/or assigns.

                     ARTICLE 14.  AUTHORITY

          Borrower (and the undersigned representative of Borrower, if any) represents that Borrower has full power, authority and legal right to execute and deliver this Note, the Mortgage and the Other Security Documents and that this Note, the Mortgage and the Other Security Documents constitute valid and binding obligations of Borrower.

                   ARTICLE 15.  APPLICABLE LAW

          This Note shall be governed, construed, applied and enforced in accordance with the laws of the state in which the Property is located and the applicable laws of the United States of America.

                 ARTICLE 16.  SERVICE OF PROCESS

          (a) Borrower irrevocably consents to service of process by registered or certified mail, postage prepaid, to it at its address given in or pursuant to the first paragraph hereof.

          (b) With respect to any claim or action arising hereunder or under the Mortgage or the Other Security Documents, Borrower (a) irrevocably submits to the nonexclusive jurisdiction of the courts of the State in which the Property is located, the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York and the county in which the Property is located, and appellate courts from any thereof, and
(b) irrevocably waives any objection which it may have at any time to the laying on venue of any suit, action or proceeding arising out of or relating to this Note brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                    ARTICLE 17.  COUNSEL FEES

          In the event that it should become necessary to employ counsel to collect the Debt or to foreclose the security therefor, Borrower also agrees to pay all reasonable fees and expenses of Mortgagee, including, without limitation, reasonable attorney's fees for the services of such counsel whether or not suit be brought.

            ARTICLE 18.  JOINT AND SEVERAL LIABILITY

     If at any time Borrower consists of more than one person or party, the obligations and liabilities of each person or party shall be joint and several.

                      ARTICLE 19.  NOTICES

          All notices or other written communications hereunder shall be given in accordance with the terms of Article 56 of the Mortgage.


                 [NO FURTHER TEXT ON THIS PAGE]

          IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

                                         WATER TOWER JOINT
                         VENTURE, an Illinois general partnership

                              By:    835 MICHIGAN L.P., an Illinois
                                     limited partnership, as General Partner
                                     of Water Tower Joint Venture

                                     By: 835 MICHIGAN CORP., an Illinois
                                         corporation, as General Partner of
                                         835 Michigan L.P.

                                         By:
                                             ------------------------
                                             Name:  Stuart C. Katz
                                             Title: Vice President

                              By:    URBAN SHOPPING CENTERS, L.P.
                                     an Illinois limited partnership,
                                     as General Partner of Water
                                     Tower Joint Venture

                                     By: URBAN SHOPPING CENTERS INC.,
                                         a Maryland corporation
                                         as General Partner of Urban
                                         Shopping Centers, L.P.

                                         By:
                                             ------------------------
                                             Name:  Michael G. Hilborn
                                             Title:  Senior Vice President

STATE OF ILLINOIS   )
                    ) ss.:
COUNTY OF COOK      )

          On this _________ day of February, 1997, before me, the undersigned, a Notary Public in and for said State, duly commissioned and sworn, personally appeared Michael G. Hilborn, known to me (or proved to me on the basis of satisfactory evidence) to be a Senior Vice President of Urban Shopping
Centers Inc., a Maryland corporation, a general partner of Urban Shopping Centers, L.P., an Illinois limited partnership which is a general partner of Water Tower Joint Venture, an Illinois general partnership, which executed the within instrument and known to me to be the person who executed the within instrument on behalf of said corporation, and such person acknowledged to me that he executed said instrument as his free and voluntary act and the free and voluntary act of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                              Signature
                                       ----------------------------------




(Seal)

STATE OF ILLINOIS   )
                    ) ss.:
COUNTY OF COOK      )

          On this ___________ day of February, 1997, before me, the undersigned, a Notary Public in and for said State, duly commissioned and sworn, personally appeared Stuart C. Katz, known to me (or proved to me on the basis of satisfactory evidence) to be a Vice President of 835 Michigan Corp., an Illinois corporation, a general partner of 835 Michigan L.P., an Illinois limited partnership which is a general partner of Water Tower Joint Venture, an Illinois general partnership, which executed the within instrument and known to me to be the person who executed the within instrument on behalf of said corporation, and such person acknowledged to me that he executed said instrument as his free and voluntary act and the free and voluntary act of said corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                         Signature
                                  -----------------------------------------




(Seal)